Exhibit 10.2

SETTLEMENT AND RELEASE AGREEMENT AND AMENDMENTS

This SETTLEMENT AND RELEASE AGREEMENT AND AMENDMENTS (this “Agreement”) is entered into and is effective this 10th day of March, 2011, respecting the rights and obligations of the following parties (each, a “Party”, and collectively, the “Parties”):

1.	Estate of Jean Levy, Jay Levy executor (the “Levy Estate”);
2.	The Jaynjean Levy Family Limited Partnership (the “Partnership”);
3.	Warren P. Levy (“Warren Levy”);
4.	Ronald S. Levy (“Ron Levy” and, together with the Levy Estate, the Partnership and Warren Levy, collectively, the “Levy Parties”); and
5.	Unigene Laboratories, Inc. (the “Company”).

Capitalized terms shall have the meanings ascribed to them in this Agreement, unless otherwise indicated.

RECITALS

A.           WHEREAS, on February 1, 2006, each of Warren Levy and Ron Levy entered into a Nonqualified Deferred Compensation Agreement with the Company pursuant to which the Company agreed to credit $25,000 on January 1, 2006 and each January 1 thereafter through and including January 1, 2014 to unfunded, bookkeeping deferred compensation accounts for each of their benefits, with payments thereunder (the "Deferred Comp") to begin at times specified in those agreements (as amended, together, the “Deferred Comp Agreements”);

B.           WHEREAS, on March 17, 2010, the Company and Warren Levy entered into that certain Second Amendment to Employment Agreement (the “Warren Second Amendment”), which amended that certain Employment Agreement dated as of January 1, 2000, as amended by that First Amendment to Employment Agreement dated as of December 22, 2008 (collectively, the “Warren Employment Agreement”), pursuant to which Warren Levy is entitled to receive severance payments (the “Warren Severance Payment”) and other benefits, under certain circumstances, and accrued but un-used vacation pay (the “Warren Vacation Pay”);

C.           WHEREAS, on March 17, 2010, the Company and Ron Levy entered into that certain Second Amendment to Employment Agreement (the “Ron Second Amendment” and, together with the Warren Second Amendment, the "Second Amendments"), which amended that certain Employment Agreement dated as of January 1, 2000, as amended by that First Amendment to Employment Agreement dated as of December 22, 2008 (collectively, the “Ron Employment Agreement” and, together with the Warren Employment Agreement, the “Employment Agreements,” and the Employment Agreements and the Deferred Comp Agreements, collectively, the "Levy Comp Agreements"), pursuant to which Ron Levy is entitled to receive severance payments (the “Ron Severance Payment” and, together with the Warren Severance Payments, the “Total Severance Payments”) and other benefits, under certain circumstances, and accrued but un-used vacation pay (the “Ron Vacation Pay” and, together with the Warren Vacation Pay, whether arising under the Levy Comp Agreements or otherwise, the “Total Vacation Pay”);

D.           WHEREAS, on March 17, 2010, the Company executed in favor of the Partnership that certain Second Amended and Restated Secured Promissory Note in the original principal amount of $7,418,803 (the “Partnership Note”), which is secured by certain patents and patent applications of the Company pursuant to the terms of that certain Patent Security Agreement between the Company and Jay Levy dated as of March 13, 2001, (i) as amended by the First Amendment to Patent Security Agreement dated as of May 29, 2001, (ii) as amended by the Second Amendment to Patent Security Agreement dated as of November 26, 2002, (iii) as assigned to the Partnership on February 15, 2005, (iv) as amended by the Third Amendment to Patent Security Agreement dated as of May 10, 2007 (collectively, the “Levy Security Documents”), and pursuant to which (x) $500,000 was paid on May 10, 2010, (y) $500,000 was payable on November 10, 2010, and (z) $250,000 will be payable on May 10, 2011 ((y) and (z) together referred to as, the “Installments”), and the balance of outstanding principal and accrued interest will be payable on June 18, 2013 (the “Maturity Date”);

E.           WHEREAS, on March 17, 2010, the Company executed in favor of the Levy Estate the Second Amended and Restated Secured Promissory Note in the original principal amount of $8,318,714 (the “Estate Note” and, together with the Partnership Note, the "Notes", and the Notes, together with the Levy Comp Agreements, collectively, the "Levy Agreements"), which is secured by a security interest in, among other things, (i) the Company’s real property located at 110 Little Falls Road, Fairfield, New Jersey (the “Fairfield Location”), pursuant to a Mortgage originally dated July 13, 1999 and modified from time to time thereafter (as modified, the “Mortgage”), and (ii)  the Company’s fixtures and personal property located at, and rents and related income arising from, the Fairfield Location, perfected by UCC-1 Financing Statements  more fully listed on Schedule A hereto (the “Financing Statements”), and pursuant to which $500,000 was paid on May 10, 2010 and the balance of outstanding principal and accrued interest will be payable on the Maturity Date;

F.           WHEREAS, effective September 9, 2010, Warren Levy resigned for Good Reason pursuant to Section 11(a)(2) of the Warren Employment Agreement and Ron Levy resigned for Good Reason pursuant to Section 11(a)(2) of  the Ron Employment Agreement;

G.           WHEREAS, the Company is in the process of negotiating the sale and leaseback of the Fairfield Location to an independent third party in an arms’ length transaction (the “Sale of the Fairfield Location”);

H.           WHEREAS, the Company has not paid the $500,000 scheduled to be paid with respect to the Partnership Note on November 10, 2010, and the Company has not paid any portion of the Total Vacation Pay, and, with respect to certain payments to the Levy Parties under the Levy Comp Agreements, there is a disagreement between the Company and the Levy Parties regarding the amounts of certain of those payments; and

I.            WHEREAS, in order to save the expenses of and to avoid the uncertainties associated with continuing the disagreement, each of the Parties desires to settle any and all respective claims, including without limitations, claims arising from and related to the Levy Agreements described above, whether known or unknown, and each of the Parties therefore desires to enter into this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the payment of the Settlement Amounts (as defined below) and of the other promises and covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

           1.           RELEASE OF COMPANY PARTIES.

1.1           Upon execution of this Agreement, each of the Levy Parties, for itself/himself and on behalf of each of their respective affiliates, heirs, executors, personal representatives, administrators, successors, assigns, spouses and predecessors, hereby unconditionally and irrevocably releases and forever discharges (a) the Company, (b) all direct and indirect parents, subsidiaries, affiliates, units, divisions, successors, assigns and predecessors of the Company, and all of their respective past, current and future employees, directors, officers, controlling persons, owners, stockholders, attorneys, agents and representatives, in their individual and official capacities, (c) the Company's and any affiliated entity's insurers, (d) the Company's and any affiliated entity's past, present and future employee benefit plans, as well as, the administrators, fiduciaries, affiliates, trustees, insurers and otherwise of all such plans, and (e) all persons, corporations or other entities acting by, through, under or in concert with any of them or that might be claimed to be jointly or severally liable with them (collectively, the “Company Parties”), from all Levy Released Claims.   “Levy Released Claims” means all claims, rights, demands, suits, actions, causes of action, debts, sums of money, accounts, bills, promises, covenants, losses, costs, damages, liabilities, judgments, taxes, attorneys' fees and costs, and expenses of any kind or nature, whether known or unknown, in law or in equity, liquidated or unliquidated, contingent or matured, whether arising in tort, contract or otherwise that the Levy Parties have or ever have had based on anything that has happened from the beginning of time until the date on which this Agreement is executed that relate in any way to, or arise out of or in connection with, the Deferred Comp, the Total Severance Payments, the Total Vacation Pay, the Installments and otherwise under the Levy Agreements or otherwise, other than the Excluded Claims.  The “Excluded Claims” means all rights and claims of the Levy Parties against any Company Parties (i) arising after the date of this Agreement, (ii) under this Agreement, (iii) for payment of the Notes or under any documents, including any Levy Security Documents, that secure the obligations of the Company under the Notes (including, for the avoidance of doubt, for the payment of the balance of outstanding principal and accrued interest thereunder that is not otherwise paid under the terms of this Agreement, and with respect to any liens and security interests that secure the obligations owed under the Notes and that are not discharged pursuant to Section 2.1.6 below); (iv) to control the investment of and to receive distributions of the Deferred Comp; (v) as holders of shares in the Company or options to purchase such shares; and (vi) any remaining rights under the Employment Agreements, as modified by this Agreement, as stated below.

1.2           Each of the Levy Parties hereby represents and warrants that it/he: (a) has made no transfer, assignment, conveyance or other disposition to any other person or entity of any  Levy Released Claims; and (b) no other person or entity has any interest in any such Levy Released Claims.

1.3           The Parties agree that, by executing this Agreement, Warren Levy and Ron Levy have each satisfied Section 11(c) of the Warren Employment Agreement and the Ron Employment Agreement, respectively; provided that this Section 1.3 shall not supersede or invalidate any previous release executed and delivered by Warren Levy or Ron Levy thereunder or in respect thereof.

1.4           Each of the Parties hereby agrees that the Levy Agreements shall be deemed to be amended as appropriate and to the extent necessary to give effect to this Agreement, and, after the date of this Agreement, all references to such documents shall mean and be a reference to such Levy Agreements as amended hereby (as each may be further amended, restated, supplemented or otherwise modified from time to time).  The appropriate Levy Parties agree to affix to the Notes a legend that the terms of such Notes have been amended by and are subject to the terms of this Agreement and shall promptly provide a copy of such Notes containing such legend to the Company for its records.  The Parties further agree that, by execution and delivery of this Agreement, the Company has no further obligations (and the Levy Parties have no further rights) with respect to the Deferred Comp, Total Severance Payments, the Total Vacation Payments and the Installments, except as herein provided, and upon payment of the Settlement Amounts, such payments shall satisfy in full and discharge any and all obligations to the Levy Parties with respect to the Levy Released Claims.

           2.           PAYMENTS.

2.1           Settlement Amounts.  In settlement of the Levy Released Claims, the Company shall make the following payments at the times hereinafter specified (subject to withholding for income and other applicable taxes to the extent required by law) (the “Settlement Amounts”):

2.1.1           On the date of this Agreement, the Company shall make a lump sum payment (a) to Warren Levy in the amount of $151,268, and to Ron Levy in the amount of $136,736 (for a total payment of $288,004), representing a portion of the Total Vacation Pay Warren Levy and Ron Levy each believe that they are owed, and (b) to the Partnership in the amount of $5,000 as reimbursement for attorneys’ fees in connection with transactions described in this Agreement; and

2.1.2           On March 10, 2011 (the day after the six-month anniversary of Warren Levy’s and Ron’s Levy’s separation from employment with the Company),  the Company shall make lump sum payments:

(a)  to Warren Levy in the amount of $327,750, and to Ron Levy in the amount of $280,250 (for a total payment of $608,000), each amount representing their respective annual salary on their date of termination, representing the amounts payable under Section 11(b)(1)(A) of the Employment Agreements; and

(b)  in the amount of $303,996 into an escrow account to be established pursuant to an escrow agreement satisfactory in form and substance to Warren Levy and Ron Levy  to be entered into with Wells Fargo Bank (or its successor bank), as escrow agent (the "Escrow Agent"), which amount (i) represents the six monthly severance payments that will be due to Warren Levy ($163,875) and Ron Levy ($140,125), under Section 11(b)(1)(B) of the Employment Agreements and (ii) shall be payable from escrow in monthly increments beginning September 2011 through February 2012, in accordance with the Company's regular payroll cycle as such may be amended from time to time.

The payments pursuant to Section 2.1.2, when paid to Warren Levy and Ron Levy, shall represent payment in full and final satisfaction of the Warren Severance Payment and the Ron Severance Payment.  The payments in Sections 2.1.1(a) and 2.1.2(a) shall be made by direct deposit, in accordance with lawful instructions provided by Warren Levy and Ron Levy, including instructions for additional withholdings.

2.1.3           Beginning on May 11, 2012 and each month thereafter, the Company will pay $150,000, until all of the following obligations are paid in full and discharged, with such payments to be made and applied in the following order of priority (all as more fully enumerated on Schedule B attached hereto):

(a) to the Partnership for application to the Partnership Note in respect of the Installments, on each of May 11, 2012, June 11, 2012, July 11, 2012,  August 13, 2012, and September 11, 2012;

(b)  on October 11, 2012 and November 13, 2012, to Warren Levy and Ron Levy, total payments of $162,296 such that the remainder of the Total Vacation Pay is paid in full and discharged; and

(c)  on November 13, 2012 and December 11, 2012, payments such that an aggregate of $200,000 is paid into Rabbi Trust Accounts established and maintained by the Company for the benefit of each of Warren Levy and Ron Levy, which $200,000 shall represent full satisfaction of the total amounts owed under the Deferred Compensation Agreements, the investment of which will be directed solely by Warren Levy and Ron Levy, respectively, with the Deferred Comp to be distributed therefrom to Warren Levy and Ron Levy pursuant to and at the times and in the amounts specified in the “Distributions” provision of the Deferred Compensation Agreements.

2.1.4           All principal amounts outstanding under the Notes shall continue to accrue interest at an interest rate of twelve percent (12%) per annum pursuant to the terms of the Notes, including the Installments, until the payments provided in Section 2.1.3(a) have been made.  Any amounts in respect of the Installments that are to be paid on the dates specified in Section 2.1.3(a) shall, if not paid when due, thereafter (until such amounts are paid) bear interest at a rate of 15% per annum (in lieu of 12% per annum).  If any of the monthly payments described in Section 2.1.3(b) and (c) above are not paid on a timely basis, each such late payment shall bear interest at a rate of 3% per annum, computed on the basis of a 360-day year and actual days elapsed, and such interest shall accrue from the applicable due date until the date such late payment (plus such interest) is paid in full.

2.1.5           If, before such time as all of the Settlement Amounts are paid in full, the Company at any time receives Net Cash Proceeds (defined below) totaling at least $10 million from a single transaction or transactions, including the sale, conveyance, licensing, or other disposition of any of the Company’s assets (including in connection with the disposition of the Company’s interest in Tarsa Therapeutics, Inc. (whether by merger, consolidation or otherwise), but excluding the Sale of the Fairfield Location and the sale of tax credits or net operating losses, and including from the licensing of Company’s products, intellectual property, know-how and/or technologies, whether as upfront payments or milestone payments under new or existing licensing arrangements), the Company will pay all amounts under Section 2.1.3 that remain unpaid, including any interest that may have accrued on the payments due under Section 2.1.3(b) and (c), no later than the fifth (5th) business day after the Company's receipt of such Net Cash Proceeds; provided however,  that, the payment of such Net Cash Proceeds hereunder is subject to and shall take into account the priority (the “Prior Payments”) of any mandatory payments required to be made from such proceeds, whether to Victory Park Capital and/or its Affiliates under the terms of the Amended and Restated Financing Agreement dated as of March 16, 2010, between the Company and Victory Park Management LLC, as agent, and the other lenders thereunder (as the same may have been amended, restated or restructured prior to the date of this Agreement); and provided further, that if after giving effect to the Prior Payments, the net cash proceeds are insufficient to pay any amounts under Section 2.1.3 that remain unpaid, including any interest that may have accrued on the payments due under Section 2.1.3(b) and (c), then the Company first shall use such available proceeds to make the payments in the order provided under Section 2.1.3 and Schedule B.  “Net Cash Proceeds” means the aggregate amount of cash consideration received in connection with any of the foregoing transactions net of (y) the purchase price of products or royalties payable on sale of the products receivable thereunder, and (z) all reasonable expenses required to be  paid in connection with such transactions.

2.1.6           It is contemplated that the Sale of the Fairfield Location will occur on or before April 30, 2011.   The Levy Parties acknowledge and agree that: (a) to the extent their consent is required as a condition to such Sale of the Fairfield Location, regardless of when such sale is completed, such consent is hereby provided; (b) such Sale of the Fairfield Location will require the prior release of the liens created by the Mortgage and the UCC-1 Financing Statements on the assets of the Company which are the subject of the Sale of the Fairfield Location; (c) concurrent with the execution and delivery of this Agreement, the Partnership will execute a Discharge of Mortgage releasing any lien on any portion of the Fairfield Location being sold under the terms of the Sale of the Fairfield Property and UCC-3 Amendments deleting from the description of Collateral contained in the Financing Statements any assets which are being sold under the terms of the Sale of the Fairfield Property and deliver the same to the Escrow Agent, and that the Escrow Agent may release the same to the Company upon certification by the Company that it is not in default of any of its obligations hereunder, that the payments under Sections 2.1.1 and 2.1.2 above have been made, and that the closing of the Sale of the Fairfield Location will occur within five (5)  business days of such certification (with such documents being returned to the Escrow Agent should such closing not occur); and (d) at any time and from time to time upon the request of the Company and at the expense of the Company, each of the Levy Parties will promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Company may reasonably request in order to facilitate the Sale of the Fairfield Location.  After the payments in respect of the Installments pursuant to Section 2.1.3(a) have been made, any payments made in respect of the Notes shall be applied first to the Estate Note, and then to the Partnership Note.

2.1.7           Notwithstanding anything to the contrary herein, any and all payments on account of any of the Notes shall be subject to the terms and conditions of that certain Affiliate Subordination Agreement (as defined in the Amended and Restated Financing Agreement) and that certain Reaffirmation of Affiliate Subordination Agreement dated as of March 17, 2010, and as amended by that certain letter dated March [__], 2011 from Victory Park Management LLC regarding “Consent and Amendment.”

2.1.8           Within 14 days after the date of this Agreement, the Company will establish the Rabbi Trust Accounts for the benefit of each of Warren Levy and Ron Levy, referred to in section 2.1.3(c) above, pursuant to documentation satisfactory to Warren Levy and Ron Levy, in such a manner that the Rabbi Trust Accounts will include the accounts previously established for purposes of the Deferred Comp and all amounts therein.  The investment of the funds in the Rabbi Trust Accounts shall be directed solely by Warren Levy and Ron Levy, respectively, with the Deferred Comp to be distributed therefrom to Warren Levy and Ron Levy pursuant to and at the times and in the amounts specified in the “Distributions” provision of the Deferred Compensation Agreements.

2.2           No Admission Of Liability.  The Parties understand and acknowledge that this Agreement is a compromise of disputed claims, and that this settlement does not in any way constitute an admission of any liability whatsoever on the part of any Party.  None of the parties hereto shall be considered to have been or be the “prevailing” or “successful” party within the meaning of any statute, regulation, or otherwise for the purpose of attorneys’ fees or for any other purpose.

2.3           Representations And Warranties Of The Parties.  Each of the Parties hereby represents and warrants that:

2.3.1           such Party has full legal capacity, power and authority, and is legally competent, to execute and deliver this Agreement and to perform such Party’s obligations under this Agreement, and this Agreement has been duly authorized, executed and delivered by such Party;

2.3.2           the execution and delivery of this Agreement, the consummation of the matters contemplated by this Agreement and the performance of such Party’s obligations under this Agreement will not conflict with, or result in any violation of or default under, any provision of such Party’s organizational documents or any agreement or instrument to which such Party is subject or party, or by which such Party or any of such Party’s properties is bound, or any judgment, decree, order, statute, rule or regulation applicable to such Party or such Party’s business or properties, other than those conflicts or violations that will not have a material adverse effect on such Party’s ability to consummate the matters contemplated by this Agreement; and

2.3.3           such Party knowingly and voluntarily agrees to all of the terms set forth in this Agreement and knowingly and voluntarily agrees to be legally bound by its terms; such Party has been represented by legal counsel of such Party’s own choice throughout all of the negotiation that preceded the execution of this Agreement; and such Party has executed this Agreement after receiving the advice of such legal counsel.

           3.           MISCELLANEOUS.

3.1           Entire Agreement.  This Agreement represents the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, representations and agreements, whether written or oral, among the Parties with respect to such subject matter.  No Party has entered into this Agreement in reliance on any promise, statement or representation not expressly set forth in this Agreement; each Party expressly represents that he or it was not induced to enter into this Agreement due to any promise, statement or representation by or on behalf of any other Party except those expressly set forth in this Agreement; and each Party irrevocably waives any claim to the contrary.  No party to this Settlement Agreement may contest its enforceability. Each party will bear its own attorneys’ fees, expert and advisors’ fees and costs in connection with the negotiation, execution and delivery of this Agreement, and in connection with the Claims and the Released Claims, except as otherwise provided herein.

3.1.1           Prior Agreements Remaining in Effect as Modified Hereby.  The Deferred Comp Agreements (other than the first three (3) provisions thereof), the Employment Agreements, and the Notes shall remain in effect, as modified by this Agreement.  For the avoidance of doubt, the provisions remaining in effect include, but are not limited to:

(a) Sections 7 (regarding ownership of intellectual property), 8 (regarding trade secrets), 11(b)(3) (regarding healthcare benefits), 13 (regarding non-competition and non-disparagement), 16 (regarding arbitration), 22 (regarding survival of terms), 23(c) (regarding Section 409A), and 24 (regarding D&O Coverage and Indemnification) of the Employment Agreements;

(b) Sections 6(c) and 11(b)(4) of the Employment Agreements, and the Company hereby confirms that all options held by Warren Levy and Ron Levy are fully vested;

(c) The “Distributions” provision of the Deferred Comp Agreements;

(d) the Notes or any documents, including any Levy Security Documents, that secure the obligations of the Company under the Notes, including the provisions regarding payment of the balance of outstanding principal and accrued interest thereunder that is not otherwise paid under the terms of this Agreement, and any liens and security interests that secure the obligations owed under the Notes and are not released pursuant to Section 2.1.6 above;

Furthermore, nothing in this Agreement affects, or is intended to affect, the rights of any of the Levy Parties as the holders of shares of the Company or options to purchase shares of the Company.

3.2           Governing Law.  This Agreement shall be governed, construed, applied and enforced in accordance with the internal laws of the State of New Jersey, without regard to its conflicts of law principles.

3.3           Successors and Assigns.  The terms, conditions and covenants of this Agreement shall extend to, be binding upon and inure to the benefit of the successors, heirs, beneficiaries and assigns of the Parties.

3.4           Severability.  In the event that any covenant, condition or other provision herein contained is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable for the remainder of this Agreement and shall in no way effect, impair or invalidate any other covenant, condition or other provision herein contained.  If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to extent of the scope or breadth permitted by law.

3.5           Further Assurances.  Each Party agrees to cooperate fully with the other Parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other Party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

3.6           Confidentiality.  Until the Company's filing of a Form 8-K or another appropriate form under the Securities Act of 1934, as amended, that discloses the terms of this Agreement, the Levy Parties shall keep the terms of this Agreement confidential and the terms of this Agreement shall not be disclosed to any person, entity or institution by the Levy Parties without an order of the court or the express written consent of the Company, except as required by law.

3.7           Construction.  This Agreement shall not be construed more strictly against one Party than another by virtue of the fact that it, or any part of it, may have been prepared by one Party or by counsel for one of the Parties, it being recognized that this Agreement is the result of arm’s-length negotiations between the Parties and all Parties have contributed substantially and materially to the preparation of this Agreement.

3.8.           Certain Tax Matters.  The parties intend that this Agreement, and the payments made under this Agreement, shall be treated as either consistent and in compliance with the requirements of Section 409A of the Internal Revenue Code or exempt from the application of Section 409A.  The Parties agree to cooperate in good faith to take such reasonable actions as are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition under Section 409A, but in no event will the Company reimburse any of the Levy Parties for any taxes that may be imposed on any of them whether as a result of Section 409A or otherwise.

3.9           Counterparts.  This Agreement may be executed in counterparts, each of which, when signed, shall be deemed an original, and all of which taken together constitute one and the same agreement.  Signatures provided by facsimile or other electronic transmission shall be deemed original signatures and shall be binding in all respects.

[Signature Page Follows]

READ CAREFULLY BEFORE SIGNING

IN WITNESS WHEREOF, each of the Parties hereto has executed this Settlement and Release Agreement and Amendments, effective as of the date first above written.

UNIGENE LABORATORIES, INC.

By:  /s/ Gregory T. Mayes
Name:  Gregory T. Mayes, V.P. Corporate Development & General Counsel
ESTATE OF JEAN LEVY

By:  /s/ Jay Levy
Name:  Jay Levy, Executor

THE JAYNJEAN LEVY FAMILY LIMITED PARTNERSHIP

By:  /s/ Warren P. Levy
Name:  Warren P. Levy, General Partner

By:  /s/ Ronald S. Levy
Name:  Ronald S. Levy, General Partner

/s/ Warren P. Levy
Warren P. Levy

/s/ Ronald S. Levy
Ronald S. Levy

Schedule A

Debtor	Jurisdiction	Secured Party	Filing No./Date
Unigene Laboratories, Inc.	Delaware Secretary of State	Jay Levy	20071974772 5/25/07
Unigene Laboratories, Inc.	Essex Co., NJ	Jay Levy	7070826 B12059 P4373 5/31/07

Schedule B

Schedule of Payments

Date	Payee/Payment	Amount
May 11, 2012	The Partnership (Installments)	$150,000
June 11, 2012	The Partnership (Installments)	$150,000
July 11, 2012,	The Partnership (Installments)	$150,000
August 13, 2012	The Partnership (Installments)	$150,000
September 11, 2012	The Partnership (Installments)	$150,000
October 11, 2012	Warren Levy (partial Total Vacation Pay)	$78,784
	Ron Levy (partial Total Vacation Pay)	$71,216
November 13, 2012	Warren Levy (balance of Total Vacation Pay)	$6,457
	Ron Levy (balance of Total Vacation Pay)	$5,839
	Warren Levy (portion of Deferred Comp)	$68,852
	Ron Levy (portion of Deferred Comp)	$68,852
December 11, 2012	Warren Levy (balance of Deferred Comp)	$31,148
	Ron Levy (balance of Deferred Comp)	$31,148